Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-197580, 333-191419, 333-167058 and 333-143605 on Form S-8 of our reports dated February 24, 2016, relating to the consolidated financial statements of the Group (comprising RELX PLC, RELX NV, RELX Group plc and its subsidiaries, associates and joint ventures) and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of RELX PLC and RELX NV for the year ended December 31, 2015.

/s/ Deloitte LLP

London, United Kingdom

March 8, 2016